Exhibit 10.8

August 18, 2020

Via Email

Michael D. Varney, Ph.D.

Re:	Chairman of R&D Agreement

Dear Dr. Varney:

Erasca, Inc. (the “Company”) is pleased to offer you employment as Chairman of R&D, reporting to Dr. Jonathan Lim.

• DUTIES. In your position as Chairman of R&D, you will have the powers, duties, responsibilities, and accountabilities as set forth below and in the job description for the position, or as may from time to time be prescribed by the Company’s Chief Executive Officer or the Board of Directors of the Company (the “Board”), provided that such duties are consistent with your position. In your role, you would also act as a Senior Advisor to the Company’s Chief Executive Officer. You will provide an external scientific review of the Company’s R&D activities and assist management in making significant scientific judgments related to R&D activities and portfolio through more active engagement in certain strategic and operational meetings. The position is a part-time, exempt position and you will be required to devote at least 10 hours per month of your working time and efforts to the business and affairs of the Company.

In addition to your responsibilities the role of Chairman of R&D, you will also continue to serve as a member of the Company’s Scientific Advisory Board (“SAB”) pursuant to that certain Scientific Advisory Board Agreement between you and the Company dated as of August 15, 2020 (the “SAB Agreement”). Please note, however, that if you accept this offer of employment, any compensation paid to you pursuant to the SAB Agreement during the term of your employment will be treated as compensation for employment and subject to all applicable tax withholding. In addition, this letter agreement will govern the terms and conditions of your employment, and Sections 2, 3 and 4 of the SAB Agreement shall not apply during the term of your employment with the Company.

Subject to the terms of the Company’s Proprietary Information and Inventions Agreement, as described below, nothing in this letter agreement will preclude you from serving on third-party boards of directors and scientific advisory boards or similar appointments, as well as engage in consulting and advisory services to third parties, and nothing in this letter agreement is intended to limit your other business, educational or philanthropic activities, subject to compliance with the Proprietary Information and Inventions Agreement and the SAB Agreement, and provided that such activities do not interfere with your duties to the Company, as determined in good faith by the Company’s Chief Executive Officer or the Board. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer.

• COMPENSATION.

•

BASE SALARY. The Company will pay you a starting base salary beginning as of your start date at the annual rate of $78,000.00 (based on 10 hours per month commitment, which will be prorated or increased accordingly if the commitment level changes in the future), payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. During the term of your employment, you will not be eligible for the hourly cash compensation described in Section 2.2 of the SAB Agreement, and your only cash compensation will be that provided to you as an employee under this letter agreement (as the same may be modified or adjusted in the future).

•

STOCK OPTIONS. In connection with your service as an SAB member, the Company has agreed to grant you stock options to purchase 150,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant (the “SAB Stock Options”). If you accept this offer, in connection with your commencement of employment, the Company will grant you stock options to purchase an additional 100,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant (the “Employment Stock Options” and together with the SAB Stock Options, the “Stock Options”). The Stock Options will be granted pursuant to the Company’s equity incentive plan (the “Plan”). The Stock Options are subject to the terms and conditions of the Plan and your stock option agreements. The Stock Options will vest over the Company’s standard four year vesting schedule, with 25% of the Stock Options vesting on the first anniversary of the vesting commencement date, and the remaining Stock Options vesting in 36 equal monthly installments thereafter, subject to your continued employment or service to the Company in the applicable role on each such vesting date.

•

BENEFITS. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans. The Company reserves the right to change compensation and benefits provided to its employees from time to time in its discretion.

•	WITHHOLDING. All amounts payable to you will be subject to appropriate payroll deductions and withholdings.

• EXPENSES. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

• AT-WILL EMPLOYMENT. It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you. Any contrary representations that may have been made to you are superseded by this letter agreement. Although your job duties, title; reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (except as otherwise provided herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

• COMPANY POLICIES AND PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook, if any. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice. In the event your employment terminates and you continue to serve as an SAB member, you will continue to be bound by both the terms of the SAB Agreement and the Proprietary Information and Inventions Agreement, the provisions of which will survive your termination of employment. Notwithstanding the foregoing, or anything contained in the Proprietary Information and Inventions Agreement or the SAB Agreement, you acknowledge that you will not be held criminally or civilly liable for (a) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosure of confidential or proprietary information in a made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

• CONDITIONS TO EMPLOYMENT. This offer is contingent upon satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form 1-9 which will be provided to you before your start date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

• DISPUTE RESOLUTION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this letter agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to your employment; provided that you will retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this letter agreement, including the attorneys’ fees provision herein. Both you and the Company expressly waive your right to a jury trial.

• SEVERABILITY. Whenever possible, each provision of this letter agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this letter agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

• SUCCESSORS AND ASSIGNS. This letter agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

• MISCELLANEOUS. This letter agreement, the Proprietary Information and Inventions Agreement and the SAB Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job, duties, title, reporting relationship, compensation and benefits may change from time to time. This letter agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 20, 2020. Should you accept this offer, your start date of employment will be August 31, 2020 or any other date agreed upon between you and the Company. Should you choose not to accept this offer of employment, your continuing service as an SAB member pursuant to the SAB Agreement will not be affected.

Erasca, Inc.

/s/ Jonathan Lim
Name: Jonathan Lim, M.D.
Title: Chief Executive Officer

Agreed and Accepted:

I have read and understood this letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge and agree that no other commitments were made to me in connection with this letter agreement except as specifically set forth herein.

/s/ Michael Varney	Date: August 19, 2020
Michael Varney, Ph.D.

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